RALCORP HOLDINGS, INC.

                        EXECUTIVE SAVINGS INVESTMENT PLAN

                                    ARTICLE I

                                   Definitions

Section 1.1 Board. The Board of Directors of Ralcorp Holdings, Inc.

Section 1.2 Code. The Internal Revenue Code of 1986, as amended.

Section 1.3 Committee. The Nominating and Compensation Committee of the Board.

Section 1.4 Company. Ralcorp Holdings, Inc.

Section 1.5 Compensation. All or any part of any cash compensation and other consideration due to an Employee for services rendered or to be rendered to an Employer, as determined by the Committee.

Section 1.6 Deferred Compensation Plan. The Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees as amended from time to time.

Section 1.7 Disability. A finding by the Committee of a Participant's permanent and total disability.

Section 1.8 Employee. Any individual who is employed by an Employer and who is one of a select group of management or highly-compensated employees.

Section 1.9 Employee Benefits Department. The Employee Benefits Department of Ralcorp Holdings, Inc.

Section 1.10 Employer. Ralcorp Holdings, Inc., or one of its principal United States subsidiaries so designated by the Board.

Section 1.11 Entry Date. The last day of any payroll period during which or with respect to which an Employee, meeting the eligibility requirements of Section
2.2 and 2.3, has his or her deferrals to the SIP limited by the deferral limitations of ERISA.

Section 1.12 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Section 1.13 Participant. An Employee who is deferring, or an Employee or former Employee who has deferred, Compensation pursuant to Article III of the Plan.
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Section 1.14 Plan. The Ralcorp Holdings, Inc. Executive Savings Investment Plan,
as amended from time to time.

Section 1.15 Retirement. Termination of Employment at or after age 55.

Section 1.16 SIP. The Ralcorp Holdings, Inc. Savings Investment Plan, as amended from time to time.

Section 1.17 Termination of Employment. Separation from employment with the Company, any other Employer, or any other affiliate of the Company for reasons other than the death of the Participant: provided, however, that a transfer between the Company, any other Employer or an affiliate of the Company shall not be deemed a Termination of Employment. For purposes of this Plan, the sale by the Company or an affiliate of all or substantially all of the outstanding capital stock of an Employer or other affiliate of the Company shall be deemed to be a Termination of Employment of Participants employed by such Employer or other affiliate.

Section 1.18 Valuation Date. Each investment account of a Participant shall be valued on a daily basis.

Section 1.19 Year. A calendar year, unless otherwise specified.

                                   ARTICLE II

                          Eligibility and Participation

Section 2.1 Participation. An Employee who is entitled to Compensation shall be eligible to elect to participate in the Plan during the period of time in which the Employee is:

      (a)(1) a Principal Corporate Officer of the Company: Chairman of the Board, Chief Executive Officer, President, Vice-President, Secretary or Treasurer;

         (2) designated by the Chief Executive Officer of Ralcorp Holdings, Inc. as eligible to participate in the Plan; and

      (b) has elected to defer Compensation as permitted under the terms of the SIP.

Section 2.2 Initial Enrollment. An Employee may first become a Participant upon an Entry Date if he or she has previously completed and submitted to the Employee Benefits Department an enrollment form, supplied by the Department, by which an Employee elects to defer a specified percentage of Compensation in accordance with Article III.

Section 2.3 Annual Deferral Elections An election must be submitted in December of a Year to the Employee Benefits Department on forms provided by it in order for a Participant to defer income pursuant to the Plan during the following Year. Once a

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deferral election has been made, however, a new election to defer Compensation is not required until a Participant wishes to change the election for a new Year .. Each deferral election is effective for an entire Year, and cannot be increased or decreased during that period.

Section 2.4 Cessation of Deferrals. A Participant who ceases to meet the eligibility requirements of Section 2.2(a) may no longer defer Compensation pursuant to the Plan effective as of the first payroll period beginning after such cessation of eligibility. Such Participant shall continue to be a Participant in the Plan for all other purposes until distribution of his or her account balance.

                                   ARTICLE III

                                  Contributions

Section 3.1 Deferrals into the Plan. A Participant whose deferrals into the SIP are limited during a Year by the deferral limits imposed by ERISA and the Code may defer a portion of such Participant's Compensation, in excess of that permitted to be deferred pursuant to the SIP, on a before-tax basis into the Plan. No after-tax deferrals are permitted under the Plan. If a Participant's deferrals from a single payment of Compensation must by apportioned between the SIP and the Plan, the deferral percentage applicable to the initial deferral under the Plan shall be equal to the deferral percentage then in effect for the SIP. Subsequent deferrals pursuant to the Plan shall be made at the deferral percentage elected by the Participant of the Plan for that Year.

Section 3.2 Basic Matched Contributions. Subject to Section 3.1, each Participant may defer receipt of a portion of his or her Compensation in any amount from 2% to 6%, in 1% increments, for each payroll period in a Year beginning with that payroll period in which the Participant exceeds the deferral limits in the SIP. Such deferrals into the Plan shall be defined as Basic Matched Contributions and shall be credited to the Ralston Stock Fund or any of the other investment options provided under the Deferred Compensation Plan as selected by the Participant from time to time.

Section 3.3 Basic Unmatched Contributions. Subject to Section 3.1, each Participant who has elected the maximum Basic Matched contribution rate of 6% may defer receipt of a portion of his or her Compensation by an additional !% to 9%, in 1% increments, for each payroll period in a Year beginning with that payroll period in which the Participant exceeds the deferral limits in the SIP. Such deferrals into the Plan shall be defined as Basic Unmatched Contributions and may be credited to the Ralcorp Stock Fund or any other investment option selected by the Participant under the Deferred Compensation Plan.

Section 3.4 Company Matching Contributions. With respect to each payroll period, the Company shall contribute on behalf of each Participant an amount equal to the same percentage of such Participant's Basic Matched contributions as is contributed by the Company to the Participant's account in the SIP. Such contributions shall be defined as

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Company Matching Contributions and will be credited to the same investment options as the Participant has selected under the Deferred Compensation Plan. In the event that a Participant has not made an election of investment options at the time a credit is due to his or her account, the Prime Money Market Fund will be the default option.

Section 3.5 Participants' Accounts.

(a) The Company shall establish one or more book reserve account(s) for each Participant. With respect to each payroll period, as appropriate, the Company shall credit to a Participant's account(s) his or her Basic Matched Contributions under Section 3.2, Basic Unmatched Contributions under Section 3.3, and Company Matching Contributions under Section 3.4. These credits shall be made as soon as administratively practicable after the end of the month in which the compensation would otherwise be paid.

(b) Each Participant's Ralcorp Stock Fund shall be valued on a daily basis in accordance with the market value of the assets in the fund on a unit basis.

(c) Each Participant's other investment funds shall be valued on a daily basis in accordance with the market value of the assets in each respective fund.

(d) Each Participant shall be furnished with a periodic statement setting forth the value of his or her account.

(e) Each Participant is permitted to make exchanges between investment funds on a daily basis.

Section 3.6 Supplemental Contributions and Match. A Participant who is not eligible for immediate SIP Participation, or who is not eligible to receive a full SIP Company Matching Contribution in a year, may make deferrals and/or receive Company Matching Contributions in this Plan under terms established by the Chief Executive Officer. The total of the Participant's SIP deferral and match combined with the deferrals and match in this Plan shall not exceed 12% of Compensation.

                                   ARTICLE IV

                            Vesting of Contributions

Section 4.1 Vesting of Basic Contributions. Each Participant shall be vested at all times in amounts attributable to his or her Basic Matched contributions, Basic Unmatched Contributions, and any earnings thereon.

Section 4.2 Vesting of Company Matching Contributions. A Participant shall be vested in Company Matching Contributions made to a Participant's account:

(a) at the rate of 25% for each whole year of employment with the Company as recognized under the terms of the SIP; or
(b)   100% vested in the event of the occurrence of any one of the following:
      (1)   attainment of age 65
      (2)   retirement

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      (3)   disability
      (4)   death
      (5)   termination of the plan.

                                   ARTICLE V.

                                  Distributions

Section 5.1 Time of Distribution to Participant. Amounts due to a Participant including, to the extent it can be calculated and paid simultaneously with the rest of the distribution, interest on such amounts, shall be paid on the 60th day after such Participant's Retirement or other Termination of Employment. Any interest accrued on such distribution that cannot be calculated at the time of the initial distribution shall be paid as promptly thereafter as practicable. Notwithstanding the foregoing, distributions to Participants found to be Disabled shall be made on the 60th day following the determination of such Disability. No distribution to a Participant shall be made upon the termination of the Plan until such Participant's Retirement, Termination of Employment, or Disability.

Section 5.2Distribution Upon Death. In the event of the Participant's death, all amounts due to be distributed shall be paid to the Beneficiary designated by the Participant in a writing to the Employee Benefits Department; but in none is designated, then benefits shall be paid to the Participant's estate or as provided by law. Changes in designation may be made by filing a written request with the Employee Benefits Department. Distribution in full shall be paid on the 60th day following the Participant's death. The Committee reserves the right to review and approve Beneficiary designations.

Section 5.3 Amount to be Distributed. At the appropriate time of distribution described in Section 5.1 or 5.2, the Company shall distribute the value of a Participant's account from Basic Matched Contributions, Basic Unmatched Contributions, and the vested portion of Company Matching Contributions at the daily valuation of each investment option.

Section 5.4 Form of Distribution. All distributions will be made in cash after applicable tax withholding.

Section 5.5 Withdrawals and Loans.

(a)   Loans are not permitted under the Plan.

(b) No withdrawals are permitted, except the Committee, in its sole and absolute discretion, may permit withdrawals by a Participant of any vested amount from such Participant's account if the Committee determines that such funds are needed due to serious and immediate financial hardship from an unforeseeable emergency. Serious and immediate financial hardship to a Participant must result from a sudden and unexpected illness or accident of the Participant or a dependent, loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising

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      from events beyond the control of the Participant. A distribution based upon such financial hardship cannot exceed the amount necessary to meet such immediate financial need. In addition the Committee may impose suspension of a Participant's deferrals into the Plan or other penalties as a condition of such withdrawals.

                                   ARTICLE VI

                                   Forfeitures

Section 6.1 Time of Forfeiture. In the event of a Participant's Termination of Employment prior to the attainment of age 65, the unvested, if any, portion of the Company Matching Contributions allocated to such Participant's account, and any earnings thereon, shall be forfeited as of the date of such Termination of Employment.

Section 6.2 Disposition of Forfeitures. All forfeitures arising out of the application of Section 6.1 shall be used to reduce Company Matching Contributions otherwise payable to Participants' accounts under the Plan.

                                   ARTICLE VII

                    Amendment and Administration of the Plan

Section 7.1 Power to Amend. The power to amend, modify or terminate this Plan at any time is reserved to the Committee; provided that no amendment, modification or termination may apply to or affect the terms of any deferral of Compensation deferred prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby.

Section 7.2 Administration of the Plan. The Committee shall administer the Plan and, in connection therewith, shall have full power to designate types of Compensation which may be deferred and upon which a Company Matching Contribution may be calculated; to construe and interpret the Plan; to establish rules and regulations; to delegate responsibilities to others to assist it in administering the Plan or performing any responsibilities hereunder; ant to perform all other acts it believes reasonable and proper in connection with the administration of the Plan.

                                   ARTICE VIII

                                  Miscellaneous

Section 8.1 Company's Obligatins Unfunded. All benefits due a Participant or Beneficiary under the Plan are unfunded and unsecured and are payable out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a grantor trust for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors of the Company as provided for in such trust, provided that such trust does not alter the characterization of the Plan as an

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unfunded plan for purposes of ERISA. Such trust shall make distributions in accordance the terms of the Plan.

Section 8.2 No Right to Continued Employment. Neither the establishment of the Plan, nor the payment of any benefits thereunder , nor any action of the Company, its affiliates, the Board or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of an Employer or any affiliate of an Employer.

Section 8.3 Transferability of Benefits. The right to receive payment of benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation, will or pursuant to the laws of descent and distribution.

Section 8.4 Address of Participant or Beneficiary. A Participant shall keep the Employee Benefits Department apprised of the Participant's current address and that of any Beneficiary at all times during participation in the Plan. At the death of a Participant, a Beneficiary who is entitled to receive payment of benefits under the Plan shall keep the Employee Benefits Department apprised of such Beneficiary's current address until the entire amount to be distributed has been paid.

Section 8.5 Taxes. Any taxes required to be withheld under applicable federal, state or local tax laws or regulations may be withheld from any payment due hereunder.

Section 8.6 Missouri Law to Govern. All questions pertaining to the interpretation, construction, administration, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Missouri, without giving effect to the conflict of law provisions thereof.

Section 8.7 Headings. Headings of Articles and Sections of the Plan are inserted for convenience of reference. They constitute no part of the Plan.

ESIP 12/12/02